Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 Nos. 333-239139, 333-257746 and 333-261225 and in the Registration Statement on Form S-8 Nos. 333-267270, 333-267269, 333-239184, 333-225031, 333-134767, 333-153019, 333-191507, 333-191505 of Vista Gold Corp. of our report dated March 14, 2024 relating to the consolidated financial statements of Vista Gold Corp. for the year ended December 31, 2023, which appears in this Form 10-K of Vista Gold Corp. dated March 14, 2024.

/s/ Davidson & Company LLP
Chartered Professional Accountants

Vancouver, Canada
March 14, 2024